Exhibit 99.28

Securatex New Account Win in Milwaukee Attributed to Pro V2 Offering

Security Provider Using Enhanced Non-Lethal Devices in Mixed Retail/State Office Setting

SCOTTSDALE, AZ--(Marketwired - Sep 16, 2014) - Guardian 8 Corporation, a wholly owned subsidiary of Guardian 8 Holdings (OTCQB: GRDH), and Securatex, a Chicago-based private security provider, announced the successful deployment of the enhanced non-lethal Pro V2 at a new client site in North Milwaukee. Securatex's newest client, a retail shopping mall with eighty tenants and a state government office as the site anchor, was won on the strength of the Pro V2 in providing incident recording from the officer's perspective.

"The Pro V2 gives security providers an edge to differentiate themselves, and while doing so, Securatex is setting a new standard for the entire industry," said Steve Cochennet, Guardian 8 CEO. "Security is not invisible; clients see when they are being protected by confident officers who are prepared to handle every-day situations."

Bill Heiman, Chief Operating Officer for Securatex, explained that the client was looking for a new security provider following a number of complaints about visitor safety. With incidents including minor altercations and auto break-ins, tenants felt the previous security provider did not have the proper tools to address the issues.

"Our officers are feeling confident and appreciate having these devices. They are not afraid to do their jobs," Heiman stated. "The Pro V2 allows a natural progression through the force continuum. It fills the gap for the most likely scenarios."

Heiman said deployment has been so well received that the retail center has received communications from tenants thanking them for the new security service.

"We've been able to do a lot of good there. The tenants are extremely happy," Heiman said.

Securatex serves retail businesses, education, healthcare, as well as industrial and corporate campuses throughout the Midwest with 30 years of experience in private security.

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, an enhanced non-lethal (ENL) response to threats that revolutionizes how companies keep workplaces safe and mitigate risk. The G8 Pro V2 is a defensive device that provides any operator with non-lethal means to protect themselves and others, allowing time for law enforcement response, while initiating communication and incident recording. The Pro V2 is an intermediate option for response to aggressive subjects, developed as a solution for security professionals seeking a flexible tool with a layered defense approach. Guardian 8 was named one of "Ten Companies to Watch" in March 2014 by the Phoenix Business Journal and has won security industry accolades for its innovative technology. To learn more about the company and its personal protection product line, visit www.Guardian8.com. Follow Guardian 8 on LinkedIn, YouTube, Facebook and Twitter.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the Securatex contract and deployment of the Pro V2 device; actual acceptance of the Pro V2 device in malls and other shopping facilities; future orders by Securatex; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Media Contact
Susan Krause
Sr. Marketing Manager
Guardian 8 Corporation
7432 E. Tierra Buena Lane, Suite 102
Scottsdale, AZ 85260
O: 480-426-1060
C: 480-620-0182
skrause@guardian8.com

Investor Relations
Casey Burt
IN2NE, Corp.
350 SE 8th Street
Pompano Beach, FL 33060
O: 561-929-2324
crburt2@gmail.com